Exhibit 99.1 Press Release 11-03-06

Chembio Diagnostics to Present at the Paulson Investment’s Westergaard Small Cap Conference November 6 and the
Rodman & Renshaw Healthcare Conference on November 8, 2006

New York, November 3, 2006--- Chembio Diagnostics, Inc.’s (OTCBB:CEMI) Lawrence Siebert, President and Chief Executive Officer, will be presenting at Paulson Investment’s Westergaard Small Cap Conference on November 6, 2006 at the Waldorf Astoria Hotel in New York. Mr. Siebert will present in the morning session at 10:10 and 11:55 AM, and again in the afternoon session at 3:15 and 5:00 PM.

Mr. Siebert will also be presenting at the 2006 Rodman & Renshaw 8th Annual Healthcare Conference, November 8, 2006 at the Palace Hotel, in New York. The presentation is scheduled for 3:10 PM.

A live audio webcast of the presentation can be accessed on the dates of the presentations at www.chembio.com, and will be archived on the company’s website for 30 days.

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK® HIV 1/2 and HIV 1/2 STAT-PAK™ rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP™), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
The Investor Relations Group 212-825-3210
Investors: James Carbonara
Media: Susan Morgenbesser